Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (333-216009) and on Form S-8 (File Nos. 333-188985, 333-201252, and 333-214150) of Xcel Brands, Inc. of our report dated April 14, 2020 on our audits of the consolidated financial statements of Xcel Brands, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years then ended, included in this Annual Report on Form 10-K of Xcel Brands, Inc. for the year ended December 31, 2019.

/s/ CohnReznick LLP

New York, New York

April 14, 2020